The Valley Forge Fund, Inc
                            1375 Anthony Wayne Drive
                                Wayne, PA 19087


           Management Statement Regarding Compliance With Certain
              Provisions of the Investment Company Act of 1940

We, as members of management of The Valley Forge Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 22, 2002 and from July 16, 2002 through October 22, 2002.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 22, 2002 and from July 16, 2002 through October 22, 2002 with respect to securities reflected in the investment account of the Company.



The Valley Forge Fund, Inc.
By:



/s/ Bernard B. Klawans
Bernard B. Klawans
President